Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential. Excluded information has been marked at the appropriate places as [***].

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into with an Effective date of June 29, 2023, by and between High Wire Networks, Inc., a Nevada corporation"), located at 30 North Lincoln St, Batavia, IL 60510 (the “Company”) and Curt Smith, an individual residing at 9525 North Capital of TX. Highway Unit 126, Austin TX 78759 (the “Executive” and together with the Company, the “Parties”).

1.  At Will Employment. With an employment start date of June 29 2023, (the “Start Date”), the Company hereby agrees to employ Executive on an “at will” basis, which means that Executive’s employment by the Company may be terminated at any time, with or without notice, and with or without cause, at the option of the Company or Executive, as the case may be, on the terms and subject to the conditions set forth in this Agreement.

2.  Position and Duties. Executive will serve as the Chief Financial Officer of the Company, or in such other capacity mutually agreed to between Executive and the Company by written amendment of this Agreement. Executive’s duties and authorities will consist of all duties and authority customarily performed and held by persons holding equivalent positions in companies similar in nature and size to the Company. Executive will report to the Chief Executive Officer (CEO). Executive hereby acknowledges that he has a fiduciary responsibility and duty of loyalty to the Company and its Affiliates (defined below) hereunder. For so long as Executive remains employed, Executive shall, on a full-time basis, devote his best efforts and his entire business time, energy, attention, knowledge and skill solely and exclusively to advance the interests, products and goodwill of the Company and its Affiliates. Executive shall diligently, competently and faithfully perform the duties assigned to him by the Company from time to time.

The duties and services to be performed by Executive hereunder shall be substantially rendered remotely from his home, except for travel on the Company’s business incident to the performance of Executive’s duties and travel to High Wire’s offices in Batavia, IL, “Headquarters”. will be required from time to time. Executive is expected to report to the Company’s Headquarters an average of once per month, as needed, and more frequently if required. Executive shall be entitled to reimbursement for reasonable travel-related costs incurred by Executive related to Executive’s in-person reporting to the Company’s Headquarters in accordance with Section 3(g) below.

Executive shall not, without the written consent of the Board: (i) render service to others for compensation, or (ii) serve on any board or governing body of another entity. Notwithstanding anything to the contrary herein, the Company and the Board specifically acknowledge and consent to Executive maintaining Executive’s board or advisor positions with [***] and [***]. If an approved outside activity subsequently creates a conflict with the Company’s business or prospective business, Executive agrees to cease engaging in such activity at such time upon written notice of such conflict from the Company. Executive will observe and adhere to all applicable written Company policies and procedures adopted from time to time, such as they now exist or hereafter are supplemented, amended, modified or restated.

3.  Compensation.

(a)  Base Salary. Executive will receive a base salary of $360,000.00 (Three Hundred Sixty Thousand and 00/100 Dollars) per annum (the “Base Salary”), as modified pursuant to the next sentence, payable in accordance with the Company’s customary payroll practices (including, but not limited to, practices regarding timing and withholding) as may be in effect from time to time. The Base Salary will be subject to periodic review by the Company and may be increased by the Company at such time(s) as the Company determines, in its sole and absolute discretion. Executive can accept any portion of his salary in common stock options by agreement in writing with the Company. Until such time as the Company achieves listing on a National Exchange or is acquired in a private or public company transaction, Executive agrees to receive an annualized base salary of $265,000 (Two Hundred Sixty Five Thousand and 00/100 Dollars) with the difference from the base salary stated above being granted in the Company’s stock options to purchase Common Stock. The number of shares granted each month during the reduced cash salary period is to be the salary difference (normally $7,916.67 per month) divided by the most recent Black-Scholes valuation common share price. The Exercise Price of the options granted as of the last day of each month is to be the closing price of the Company’s common stock on the last day of the respective month.

(b)  Annual Target Bonus. Employee shall be eligible to receive additional compensation in the form of a cash bonus (the "Target Bonus") based on the Company's achievement of certain performance targets and subject in all respects to the specific terms and conditions set forth on Exhibit A hereto. All determinations relating to the performance targets for the Annual Target Bonus for each applicable year shall be made in the discretion of the Board (or such person or committee to which such authority has been granted by the Board) with input from Executive, however, the extent to which such targets have been achieved for the applicable year shall be determined in the reasonable, sole discretion of the Board. The performance targets for calendar year 2023 are set forth on Exhibit A and for such year may not be amended without the written consent of Executive. Exhibit A shall be amended for each year subsequent to 2023 based on the determination of the Board or committee as provided above. The amount of the Annual Target Bonus that may be earned if all performance targets are achieved for an applicable year (the “Annual Target Bonus Percentage”) which may not be less than One percent (1%) of EBITDA for the applicable year, shall be determined by the Board no later than December 24th of the preceding year, agreed to in writing by the Company and Executive, and once established for any year may not be decreased without the written consent of Employee. An Annual Target Bonus is earned, if at all, on the last day of the calendar year for which the Annual Target Bonus is being calculated and as such, Executive acknowledges and agrees that Executive shall not earn, and shall therefore not be entitled to any portion of an Annual Target Bonus if Executive is not actively employed by the Company on the last day of the calendar year for which the Annual Target Bonus is being calculated. This bonus plan, like all bonus plans of the Company, may be suspended if the Company suspends all or substantially all of the incentive compensation plans in writing.

(c)  Uplist Bonus. Executive shall receive a one-time bonus of $75,000.00 upon completion of listing on a National Exchange such as Nasdaq Capital Markets or New York Stock Exchange, or if the Company is acquired in a public or private transaction. Bonus shall be paid within 30 days of the receipt of proceeds from the listing.

Subject to Section 4(e), each Annual Target Bonus, if earned, shall be paid on the earlier of: (i) the date that is thirty (30) days after the Company receives from its auditors the final audited financial statements of the Company for the fiscal year in which the applicable performance targets were achieved, or (ii) March 31 of the fiscal year following the fiscal year in which the applicable performance targets were achieved. Nothing herein shall be interpreted by Executive as a guarantee of any minimum Annual Target Bonus.

(d)  Gain Share Program. Effective on the Start Date, as further incentive to Executive to achieve investment return goals of the Company, Executive has been granted 4,011,000 stock options at a price of $0.11. Executive will have additional opportunities to earn options and stock grants based on transactions or liquidity events.

(e)  Benefit Plans. Executive shall be eligible to participate in the Company’s other health and welfare benefit plans and programs that are generally available to Company employees from time to time (“Benefit Plans”), subject to the terms and conditions of such plans. Nothing herein shall require the Company to offer or maintain any such Benefits Plans, and to the extent any Benefits Plans are offered, the Company reserves the right to amend, modify or terminate any Benefit Plans at any time and for any reason.

(f)  Vacation. Executive will be entitled to six (6) weeks’ paid vacation per year, prorated for partial years, to be accrued in accordance with the Company’s normal practices and to be taken in a manner not to unreasonably interfere with the operations of the Company and in accordance with the Company’s vacation policy. Executive shall be entitled to take and be paid for the Company’s standard holidays. Under no circumstances shall Executive be entitled to carryover any unused vacation days for a year into the next year and all such unused vacation days shall be forfeited, without any compensation to Executive. For purposes of this Section 3(e) “year” means the twelve (12) month period that the Company uses administratively for purposes of vacation accruals.

(g)  Business Expenses. Subject to applicable Company policies, including but not limited to, the timely submission of appropriate documentation and expense reports, Executive will be entitled to receive prompt reimbursement of all expenses reasonably incurred by Executive in connection with the performance of Executive’s duties hereunder or for promoting, pursuing, or otherwise furthering the business or interests of the Company. Without limiting the foregoing, Executive shall be entitled to reimbursement of all reasonable and necessary travel, lodging, and food expenses incurred by Executive in connection with Executive’s employment, including, without limitation, mileage reimbursement at the IRS’s standard mileage rate (i.e. currently $0.655/mile) and Executive shall receive a monthly technology allowance of $250.

(h)  Laptop Computer. The Company shall provide Executive with a laptop computer for Executive’s use in providing Executive’s services to the Company. Upon termination of Executive’s employment by the Company, Executive shall surrender the laptop to the Company without retaining any copies of the Company information contained thereon.

4.  Termination of Employment.

(a)  Termination for Cause. Without limitation of the “at will” basis of Executive’s employment by the Company, the Company may terminate Executive’s employment for “Cause,” where “Cause” means any of the following:

(i)	material violation by Executive of any agreement between Executive and the Company or any law relating to non-competition, trade secrets, inventions, non-solicitation, non-disparagement or confidentiality;

(ii)	material breach or default of any of Executive’s duties or other obligations or covenants under this Agreement (except where such breach or default is due to Executive becoming disabled, as described in Section 4(d) and which shall be governed by Section 4(d)), that has not been cured within thirty (30) days of written notice thereof to Executive;

(iii)	Executive’s gross negligence, dishonesty or willful misconduct which materially affects the business, reputation, goodwill or customer relations of the Company;

(iv)	any act or omission by Executive which has a material adverse effect on the Company’s business, reputation, goodwill or customer relations;

(v)	conviction of or pleading guilty or nolo contendere to a crime by Executive (other than a non-drug or alcohol related traffic offense);

(vi)	any act or omission by Executive which, at the time it occurs, is in material violation of any Company policy, such as they now exist or hereafter are supplemented, amended, modified or restated; or

(vii)	an act of fraud or embezzlement or the misappropriation of property by Executive.

For purposes of this Agreement, Executive’s employment shall be deemed not to have been terminated for Cause unless and until there shall have been delivered to Executive, a written notice of Executive’s termination for Cause (as defined above), which written notice shall confirm that Executive’s termination for Cause will be effective immediately upon the Company mailing or transmitting written notice of such termination to Executive.

(b)  Termination for Good Reason. Without limitation of the “at will” basis of Executive’s employment by the Company, Executive may terminate Executive’s employment for “Good Reason,” where “Good Reason” means any of the following:

(i)	a material decrease in Executive’s Base Salary;

(ii)	a material diminution in Executive’s authority, duties or responsibilities;

(iii)	any other action or inaction that constitutes a material breach by the Company of this Agreement.

(iv)	A requirement of the Company for the Executive to involuntarily relocate.

(v)	Illegal or unethical directives or actions by the Company’s Board of Directors, where by nature of the typical responsibilities of the Company’s Chief Financial Officer, the Executive would be placed in a compromised position relative to his fiduciary duties, ethical standards and responsibilities to the Securities and Exchange Commission, the Company’s listing exchange, or the shareholders as a whole.

Executive is entitled to terminate Executive’s employment for Good Reason only if:

(vi)	one or more of the conditions constituting Good Reason occurs without Executive’s written consent;

(vii)	Executive provides written notice to the Company of the existence of a condition constituting Good Reason within thirty (30) days of the initial occurrence or discovery of such condition;

(viii)	The Company fails to remedy such condition constituting Good Reason within thirty (30) days of being provided notice of such condition by Executive; and

(ix)	Executive voluntarily terminates Executive’s employment within thirty (30) days of the expiration of the remedy period specified in clause (vii) above.

(c)  Termination Due to Death. Executive’s employment under this Agreement will terminate upon the death of Executive.

(d)  Termination Due to Disability. Without limitation of the “at will” basis of Executive’s employment by the Company, if Executive becomes disabled as determined by the Company in accordance with the then-current procedures utilized by the Company, the Company may terminate Executive’s employment. Executive agrees that if Executive becomes disabled, Executive will be unable to perform the essential functions of Executive’s position and that there would be no reasonable accommodation which would not constitute an undue hardship to the Company. Executive’s termination due to disability will be effective immediately upon Executive’s receipt of written notice of such termination from the Company. Such written notice shall be delivered to Executive in accordance with Section 10(o) “Notice” below.

(e)  Termination Without Cause by the Company. In furtherance of the “at will” basis of Executive’s employment by the Company, the Company may terminate Executive’s employment without Cause upon written notice to Executive. Executive’s termination without Cause will be effective on the date of termination specified by the Company in such written notice. Such written notice shall be deemed received, if mailed first class through the U. S. Postal System, three (3) business days after mailing such written notice to Executive.

(f)  Voluntary Termination by Executive. In furtherance of the “at will” basis of Executive’s employment by the Company, Executive may voluntarily terminate his employment upon written notice to the Company. Executive’s voluntary termination shall be effective as of the time of such mailed first class through the U. S. Postal System, three (3) business days after mailing such written notice to the Company.

(g)  Simultaneous Termination of Manager/Director/Officer Positions. Upon the effective date of termination of Executive’s employment, for any reason whatsoever, Executive will be deemed to have resigned from any position Executive may hold as a fiduciary, manager, director and/or officer of the Company and any Affiliate of the Company. The Company is hereby irrevocably authorized to appoint a nominee to act on Executive’s behalf to execute all documents and do all tasks necessary to effectuate this Section 4(g).

5.  Payments Due Upon Termination.

(a)  Payments Due Upon Termination for Cause by the Company, or Voluntary Termination by Executive. If the Company terminates Executive’s employment for “Cause” pursuant to Section 4(a) above, or if Executive terminates his employment voluntarily pursuant to Section 4(f) above, the Company shall have no obligation to Executive, except:

(i)	the Company shall pay Executive no later than the next regularly scheduled payroll day any accrued and unpaid Base Salary and any accrued and unused vacation pay through the effective date of Executive’s termination;

(ii)	Payment of any Target Annual Bonus (as described in Section 2(b)) earned for the fiscal year prior to the fiscal year in which the termination occurs that has not yet been paid upon the date set forth in Section 2(b). Employee is not entitled to receive any Target Annual Bonus for the year in which the Agreement is terminated.

(iii)	the Company shall pay Executive any additional payments, awards, or benefits, if any, which Executive is eligible to receive pursuant to the terms of any applicable Benefit Plans; and

(iv)	Executive shall be entitled to all post-employment benefits required under applicable law.

The payments set forth in Sections 5(a)(i)-(iii) are collectively referred to herein as “Accrued Compensation.”

(b)  Payments Due Upon Termination Without Cause by the Company or for Good Reason by Executive. Except as provided in Section 5(c) below, if the Company terminates Executive’s employment without Cause pursuant to Section 4(e) above (other than a termination due to Disability pursuant to Section 4(d)), the Company shall have no obligation to Executive, except:

(i)	the Company shall pay Executive any Accrued Compensation; and

(ii)	the Company shall pay Executive, subject to Section 5(e) below, an aggregate amount equal to eighteen (18) months of Executive’s then current Base Salary, payable in monthly installments, commencing one (1) month after the effective date of Executive’s General Release (as such term is defined on Section 5(e) below), for a period of eighteen (18) months (the “Severance Period”).

(iii)	Executive shall be eligible to exercise Executive’s rights pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) relative to continuation coverage with respect to such group health plan for Executive, and, where applicable, Executive’s spouse and eligible dependents, at Executive’s expense.

During the Severance Period under this Section 5(b), Executive shall, upon request of the Company, make himself reasonably available on a limited basis from time to time to consult with the Company regarding the business affairs of the Company, not more than twenty-four (24) hours in any calendar quarter, and at times that do not interfere with Executive’s employment time commitments with any successor employer.

(c)  Payments Due Upon Termination Due to Death or Disability. If Executive’s employment is terminated due to death pursuant to Section 4(c) above or if the Company terminates Executive’s employment due to disability pursuant to Section 4(d) above, the Company shall have no obligation to Executive except that the Company shall pay Executive any Accrued Compensation.

(d)  Eighteen (18) Month Delay. If, at the time Executive becomes entitled to payments and benefits under Section 5 of this Agreement (“Severance Payment”), Executive is a Specified Executive (within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time), then, notwithstanding any other provision in Section 5 to the contrary, the following provision shall apply. No Severance Payment considered by the Company in good faith to be deferred compensation under Code Section 409A that is payable upon Executive’s separation from service (as defined and determined under Code Section 409A), and not subject to an exception or exemption thereunder, shall be paid to Executive until the date that is eighteen (18) months after Executive’s effective date of termination. Any such Severance Payment that would otherwise have been paid to Executive during this six-month period shall instead be aggregated and paid to Executive on or as soon as administratively feasible after the date that is eighteen (18) months after Executive’s effective date of termination, but not later than sixty (60) days after such date. Any Severance Payment to which Executive is entitled to be paid after the date that is eighteen (18) months after Executive’s effective date of termination shall be paid to Executive in accordance with the terms of Section 5.

(e)  Release. Executive shall not be entitled to receive any of the payments or benefits set forth in Section 5 (excepting any Accrued Compensation), and said payments and benefits shall be forfeited without further action by the Company, unless Executive (or if applicable, Executive’s beneficiaries and/or estate) executes a general release substantially in the form of Exhibit A (the “General Release”) and, on or prior to the 60th day following the date of termination (or such shorter period as set forth therein), such General Release becomes effective and irrevocable in accordance with the terms thereof. With respect to any of the payments or benefits pursuant to this Section 5 considered by the Company in good faith to be deferred compensation under Code Section 409A, any amounts that would otherwise be payable during the 60-day period in the absence of the preceding General Release requirement shall be payable and effective on the 60th day after Executive’s termination of employment.

6.  Certain Definitions.

(a)  The term “Affiliate” means, with respect to any specified person or entity, any other person or entity which, directly or indirectly, controls, is under common control with, or is controlled by, such specified person or entity, through one or more intermediaries or otherwise.  For purposes of this definition, the term “control” (including the terms “controlling”, “under common control with” and “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

(b)  The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c)  The term “Code Section 409A” shall mean Section 409A of the Code and all regulations issued thereunder and applicable guidance thereto.

(d)  The term “Competitive Products” shall mean product categories in existence or under development during Executive’s employment with the Company which are the same as or substantially similar to, or can be used as a substitute for, those of the Company including, without limitation, those which are or may be provided to the Company’s customers on behalf of the Company by employees, agents, or sales representatives of the Company. However, this Competitive Products definition will apply only to contract manufacturing businesses and not to branded-products companies, which may or may not have internal manufacturing capabilities for their own use.

(e)  The term “Confidential Information” shall mean all information, including, but not limited to, trade secrets disclosed to Executive or known by Executive as a consequence of or through Executive’s employment by the Company, concerning the products, services, systems, customers and agents of the Company, and specifically including without limitation: computer programs and software, unpatented inventions, discoveries or improvements; marketing, organizational and product research and development; marketing techniques; promotional programs; compensation and incentive programs; customer loyalty programs; inventory systems; business plans; sales forecasts; personnel information of other employees, including but not limited to the identity of employees and agents of the Company, their responsibilities, competence, abilities, and compensation; pricing and financial information; customer lists and information on customers or their employees, or their needs and preferences; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property, and which:

(i)	has not been made generally available to the public; and

(ii)	is useful or of value to the current or anticipated business or research or development activities of the Company or its Affiliates, or of any customer or supplier of the Company.

Confidential Information shall not include information which:

(x)	is in or hereafter enters the public domain through no fault of Executive;

(y)	is obtained by Executive from a third party having the legal right to use and to disclose the same without restriction; or

(z)	was in the possession of Executive prior to receipt by Executive from the Company (as evidenced by Executive’s written records predating the first date of employment with the Company).

Confidential Information also does not include Executive’s general skills and experience as defined under the governing law of this Agreement.

(f)  The term “Restriction Period” means the period of time in which Executive is employed by the Company and a period of eighteen (18) months after the effective date of Executive’s termination.

(g)  The term “Subsidiary” means, with respect to any person or entity, any corporation, association or other entity of which more than 50% of the combined voting power is owned, directly or indirectly, by such person or entity and one or more other Subsidiaries of such person or entity.

(h)  The term “Unauthorized Person or Entity” shall mean any individual or entity who or which has not signed an appropriate secrecy or confidentiality agreement with the Company, or is not a current or target customer with whom Confidential Information is shared in the mutual interest of that person or entity and the Company.

7.  Protection of Company Assets.

(a)  Non-Competition. Executive expressly agrees that, during the Restriction Period, provided that there shall not have occurred and be continuing any material non-compliance by the Company with its obligations under this Agreement, Executive shall not, in the United States, Canada and Mexico, directly or indirectly, as an owner, officer, director, employee, agent, advisor, financier, or in any other form or capacity, on behalf of himself or any other person, firm or other business entity, engage in or be concerned with any Competitive Products or any other duties or pursuits for monetary gain which interfere with or restrict Executive’s activities on behalf of the Company or constitute competition with the business of the Company as conducted or proposed to be conducted during the term of this Agreement or, with respect to applicable periods following Executive’s termination, as conducted or proposed to be conducted as of the date of Executive’s termination. The foregoing notwithstanding, nothing herein contained shall be deemed to prevent Executive from investing Executive’s money in the capital stock or other securities of any entity (including publicly traded securities and private equity investments); provided that Executive does not own more than a one percent (1%) interest therein and has no role in such entity other than as a passive investor.

(b)  Confidentiality. Executive hereby acknowledges that, during the course of Executive’s employment, Executive has and will learn or develop Confidential Information in trust and confidence. Executive agrees to use the Confidential Information solely for the purpose of performing Executive’s duties hereunder and not for Executive’s own private use or commercial purposes. Executive acknowledges that unauthorized disclosure or use of Confidential Information, other than in discharge of Executive’s duties hereunder, will cause the Company irreparable harm. Except to the extent permitted pursuant to Section 10(p) below, Executive shall maintain Confidential Information in strict confidence at all times and shall not divulge Confidential Information to any Unauthorized Person or Entity, or use in any manner, or knowingly allow another to use, any Confidential Information, without the Company’s prior written consent, during the term of Executive’s employment by the Company or thereafter, for as long as such Confidential Information remains confidential. Executive further acknowledges that the Company will be harmed by the unauthorized disclosure or use of Confidential Information regardless of where such disclosure or use occurs, and that therefore this confidentiality agreement is not limited to any single state or other jurisdiction.

(c)  Non-Solicitation. During the Restriction Period, provided that there shall not have occurred and be continuing any material non-compliance by the Company with its obligations under this Agreement, Executive shall not, directly or indirectly, for Executive’s self or on behalf of any person, firm or other entity, solicit, induce or encourage any person to leave her/his employment, agency or office with the Company or any of its Affiliates. During the Restriction Period, provided that there shall not have occurred and be continuing any material non-compliance by the Company with its obligations under this Agreement, Executive shall not, hire or retain any person who then is an employee of the Company or any of its Affiliates, unless the Company is informed and gives its approval in writing prior to the hiring or retention.

Given Executive’s office and his participation in the development, sales, marketing, servicing and provision of the Competitive Products, Executive acknowledges that Executive has and will learn or develop Confidential Information relating to the development, sales, marketing, servicing or provision of the Competitive Products, and the Company’s customers and prospective customers. Executive further acknowledges that the Company’s relationships with its customers have substantial value to the Company. Therefore, during the Restriction Period, provided that there shall not have occurred and be continuing any material non-compliance by the Company with its obligations under this Agreement, Executive shall not, directly or indirectly, for Executive’s self or on behalf of any person, firm or other entity, solicit or sell, attempt to sell, or supervise, participate in, or assist the sale or solicitation of Competitive Products to any person, firm or other entity to which the Company or its Affiliates sold any of the Competitive Products during the last two (2) years of Executive’s employment with the Company prior to the effective date of termination. This Section 7(c) shall not prohibit the solicitation of any actual or potential customer of the Company which does not fall within the preceding description. This Section 7(c) is independent of the obligations of confidentiality under this Agreement and the non-compete provisions of this Agreement.

(d)  Return of Property. All notes, lists, reports, sketches, plans, data contained in computer hardware or software, memoranda or other documents concerning or related to the Company’s business or the business of the Company’s Affiliates which are or were created, developed, generated or held by Executive during employment, whether containing or relating to Confidential Information or not, are the property of the Company and/or its Affiliates and shall be promptly delivered to the Company upon termination of Executive’s employment for any reason whatsoever. During the course of employment, Executive shall not remove any of the above property, including but not limited to, Confidential Information, or reproductions or copies thereof, or any apparatus containing any such property or Confidential Information, from the Company’s premises without prior written authorization from the Company, other than in the normal execution of Executive’s duties.

(e)  Assignment of Intellectual Property Rights. Executive agrees to assign to the Company any and all intellectual property rights including patents, trademarks, copyrights and business plans or systems developed, authored or conceived by Executive, whether alone or jointly, while employed by and relating to the business of the Company and its Affiliates. Executive agrees to cooperate with the Company to perfect ownership rights thereof in the Company or its Affiliates as applicable. This agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless the invention relates to the business of the Company or to actual or demonstrably anticipated research or development of the Company or its Affiliates.

(f)  Unfair Trade Practices. During the term of this Agreement and at all times thereafter, Executive shall not, directly or indirectly, engage in or assist others in engaging in any unfair trade practices with respect to the Company.

(g)  Non-Disparagement. During Executive’s employment and following the termination of Executive’s employment with the Company for any reason, subject to Section 10(p), Executive shall not knowingly make any disparaging or defamatory statements, whether written or oral, regarding the Company, its Affiliates, or any of their members, officers, directors, or employees.

(h)  Remedies. Executive acknowledges that Executive’s failure to comply with the terms of this Section 7 will cause irreparable loss and damage to the Company. Therefore, Executive agrees that, in addition and cumulative to any other remedies at law or equity available to the Company for Executive’s breach or threatened breach of this Agreement, the Company is entitled to specific performance or injunctive relief against Executive to prevent such damage or breach, and a temporary restraining order and preliminary injunction may be granted to the Company for this purpose immediately at its request upon commencement of any suit, without prior notice and without posting any bond. The existence of any claim or cause of action Executive may have against the Company will not constitute a defense thereto. In addition, the Company will be relieved of any obligation to provide to Executive any and all termination payments and benefits (excepting Accrued Compensation) which would otherwise accrue, be continued, or become due and payable under this Agreement following such breach or threatened breach, except that such payments and benefits shall accrue during the period of alleged threatened breach or alleged breach and shall be due and payable to Executive immediately upon either (a) a determination by the Company or arbitrator or court, or (b) agreement of the parties, that Executive was not in breach. Each party agrees that all remedies expressly provided for in this Agreement are cumulative of any and all other remedies now existing at law or in equity. In addition to the remedies provided in this Agreement, the parties will be entitled to avail themselves of all such other remedies as may now or hereafter exist at law or in equity for compensation, and for the specific enforcement of the covenants contained in this Agreement. Resort to any remedy provided for in this Section 7 or provided for by law will not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude a recovery of monetary damages and compensation. Each party agrees that no party hereto shall be required to post a bond or other security to seek an injunction. In the event that a court of competent jurisdiction declares that any of the remedies outlined in this Section 7(h) are unavailable as a matter of law, the remainder of the remedies outlined in this Section 7(h) shall remain available to the Company.

(i)  Enforceability. If any of the provisions of this Section 7 are deemed by a court or arbitrator having jurisdiction to exceed the time, geographic area or activity limitations the law permits, the limitations will be reduced to the maximum permissible limitation, and Executive and the Company authorize a court or arbitrator having jurisdiction to reform the provisions to the maximum time, geographic area and activity limitations the law permits; provided, however, that such reductions apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

(j)  Sufficiency of Consideration. Executive acknowledges that the consideration that Executive will receive pursuant to this Agreement serves as sufficient consideration for Executive’s promises to abide by the restrictive covenants set forth in this Section 7.

(k)  Notice to Executive to Consult Independent Counsel. The Company hereby advises Executive to consult with an attorney before entering into this Agreement. The parties acknowledge and agree that Employee was given at least fourteen (14) calendar days to consider this Agreement.

8.  Governing Law and Disputes.

(a)  This Agreement shall be interpreted and enforced in accordance with the laws of the State of Illinois, without regard to its conflict of law principles.

(b)  The Company and Executive agree to attempt to resolve any employment related dispute between them quickly and fairly, and in good faith. Should such a dispute remain unresolved, the Company and Executive irrevocably and unconditionally agree to submit to the exclusive jurisdiction of the courts of the State of Wisconsin and of the United States located in Janesville, Wisconsin over any suit, action or proceeding arising out of or relating to this Agreement. The Company and Executive irrevocably and unconditionally agree to personal jurisdiction and venue of any such suit, action or proceeding in the courts of the State of Wisconsin or of the United States located in Janesville, Wisconsin.

9.  Cooperation After Termination of Employment. Following the termination of Executive’s employment by the Company, regardless of the reason for termination, Executive will reasonably cooperate with the Company in the prosecution or defense of any claims, controversies, suits, arbitrations or proceedings involving events occurring prior to the termination of this Agreement. Executive acknowledges that in light of Executive’s position as Chief Financial Officer of the Company, Executive will be in possession of Confidential Information that may be privileged under the attorney-client and/or work product privileges. Executive agrees to maintain the confidences and privileges of the Company and its Affiliates and acknowledges that any such confidences and privileges belong solely to the Company or the Affiliate and can only be waived by the Company or the Affiliate, as applicable, and not Executive. In the event Executive is subpoenaed to testify or otherwise requested to provide information in any matter, including without limitation, any court action, administrative proceeding or government audit or investigation, relating to the Company or its Affiliate, Executive agrees that: (a) Executive will promptly notify the Company and Affiliate of any subpoena, summons or other request to testify or to provide information of any kind no later than three (3) days after receipt of such subpoena, summons or request and, in any event, prior to the date set for him to provide such testimony or information; (b) Executive will cooperate with the Company and/or the Affiliate with respect to such subpoena, summons or request for information; (c) Executive will not voluntarily provide any testimony or information without permission of the Company or the Affiliate unless otherwise required by law or in accordance with Section 10(p) below; and (d) Executive will permit the Company and/or the Affiliate to be represented by an attorney of the Company’s and/or the Affiliate’s choosing at any such testimony or with respect to any such information to be provided, and will follow the instructions of the attorney designated by the Company with respect to whether testimony or information is privileged by the attorney-client and/or work product privileges of the Company or Affiliate, unless otherwise required by law. The parties agree that the Company shall be responsible for all reasonable expenses of Executive incurred in connection with the fulfillment of Executive’s obligations under this Section 9, including the reimbursement of reasonable attorney’s fees of one separate legal counsel for Executive if the need for separate legal counsel is reasonably necessary under the totality of the circumstances. The parties agree and acknowledge that nothing in this Section 9 is meant to preclude Executive from fully and truthfully cooperating with any government investigation or in accordance with Section 10(p) below.

10.  Miscellaneous.

(a)  Superseding Effect. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements, and writings, including without limitation that certain Agreement, executed as of April 18, 2023, between the Company and Executive, and expresses the entire agreement between the parties with respect to Executive’s employment by the Company; provided, however, that the terms of any Benefit Plans will remain applicable to the particular Benefit Plan, except as expressly modified herein. Additionally, this agreement supersedes all prior employment agreements and, specifically, replaces in full any employment agreement with any co-employment or Professional Employment Organization (PEO) that Company may utilize or serve as a party to. All such other negotiations, commitments, agreements and writings will have no further force or effect, and the Parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder. The Parties agree and acknowledge that the definitions of terms applicable to this Agreement may be different than the definitions of those same terms in Benefit Plans and may result in seemingly contradictory results. The Parties agree and acknowledge that such seemingly contradictory results are intended, and that this Agreement shall be governed solely by the terms and definitions set forth herein and that the Benefit Plans shall be governed solely by the terms and definitions set forth in the Benefit Plans, except as expressly modified herein.

(b)  Amendment and Modification. Except as provided in Section 10(c) below, neither Executive nor the Company may modify, amend or waive the terms of this Agreement other than by a written instrument signed by Executive and the Company. Either Party’s waiver of the other Party’s compliance with any specific provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such Party of a provision of this Agreement. No delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof.

(c)  Section 409A. It is also the intention of this Agreement that all income tax liability on payments made pursuant to this Agreement or any Benefit Plans be deferred until Executive actually receives such payment to the extent Code Section 409A applies to such payments, and this Agreement shall be interpreted in a manner consistent with this intent. Therefore, if any provision of this Agreement or any Benefit Plans is found not to be in compliance with any applicable requirements of Code Section 409A, that provision will be deemed amended and will be construed and administered, insofar as possible, so that this Agreement and any Benefit Plans, to the extent permitted by law and deemed advisable by the Company, do not trigger taxes and other penalties under Code Section 409A; provided, however, that Executive will not be required to forfeit any payment otherwise due without his written consent. In the event that, despite the parties’ intentions, any amount hereunder becomes taxable prior to the date that it would otherwise be paid, the Company shall pay to Executive (which payment may be made in whole or in part by way of direct remittance to appropriate tax authorities) the portion of such amount needed to pay applicable income and excise taxes and any interest or other penalties on such amounts. Any remaining portion of such amount shall be paid to Executive at the time otherwise specified in this Agreement, subject to Section 5(d) above.

Solely for purposes of determining the time and form of payments due under this Agreement or otherwise in connection with his termination of employment with the Company and that are subject to Code Section 409A, Executive shall not be deemed to have incurred a termination of employment unless and until Executive shall incur a “separation from service” within the meaning of Code Section 409A. It is intended that each payment or installment of a payment and each benefit provided under this Agreement shall be treated as a separate “payment” for purposes of Code Section 409A. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Code Section 409A to the extent that such reimbursements or in-kind benefits are subject to Code Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

Nothing in this Section 10(c) increases the Company’s obligations to Executive under this Agreement or any Benefit Plans. Executive remains solely liable for any taxes, including but not limited to any penalties or interest due to Code Section 409A or otherwise, on the payments made hereunder or under any Benefit Plans. The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect for payments made pursuant to this Agreement or any Benefit Plans.

(d)  Parachute Payments. Notwithstanding anything to the contrary herein or in any Benefit Plan, in the event it shall be determined that any monetary amounts or benefits due or payable by the Company to Executive (whether paid or payable, or due or distributed) are or will become subject to any excise tax under Section 4999 of the Code (collectively “Excise Taxes”), then the amounts or benefits otherwise due or payable to Executive pursuant to this Agreement or any Benefit Plans shall be reduced to the extent necessary so that no portion of such amounts or benefits shall be subject to the Excise Taxes, but only if, (i) the net amount of such amounts and benefits, as so reduced (and after the imposition of the total amount of taxes under federal, state and local law on such amounts and benefits), is greater than (ii) the excess of (A) the net amount of such amounts and benefits, without reduction (but after imposition of the total amount of taxes under federal, state and local law) over (B) the amount of Excise Taxes to which Executive would be subject on such unreduced amounts and benefits.

If it is determined that Excise Taxes will or might be imposed on Executive in the absence of such reduction, the Company and Executive shall make good faith efforts to seek to identify and pursue reasonable action to avoid or reduce the amount of Excise Taxes; provided, however, that this sentence shall not be construed to require Executive to accept any further reduction in the amount or benefits that would be payable to him in the absence of this sentence.

All determinations required to be made under this Section 10(d), including whether reduction is required, the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made in good faith by an independent accounting firm selected by the Company in accordance with applicable law (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(e)  Withholding. The Company will reduce its compensatory payments to Executive hereunder for withholding and FICA and Medicare taxes and any other withholdings and contributions required by law or as authorized by Executive.

(f)  Severability. If the final determination of an arbitrator or a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will be unimpaired, and the invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Any prohibition or finding of unenforceability as to any provision of this Agreement in any one jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(g)  Mitigation. Executive shall not be required to seek employment or otherwise mitigate Executive’s damages in order to be entitled to the benefits and payments to which Executive is entitled under this Agreement.

(h)  Expenses Related to Negotiation and/or Enforcement. Each of the Company and Executive will bear its own expenses in connection with the negotiation of this Agreement and the resolution of any disputes hereunder.

(i)  Binding Agreement; Assignment. The Agreement is binding upon and shall inure to the benefit of Executive’s heirs, executors, administrators or other legal representatives, upon the successors of the Company and upon any entity into which the Company merges or consolidates. The Company shall assign or otherwise transfer this Agreement and all of its rights, duties, obligations or interests under it or to any successor to all or substantially all of its assets. Upon such assignment or transfer, any such successor will be deemed to be substituted for the Company for all purposes. Executive may not assign or delegate the obligations of Executive under this Agreement.

(j)  Interpretation. This Agreement will be interpreted without reference to any rule or precept of law that states that any ambiguity in a document be construed against the drafter.

(k)  Executive Acknowledgment. Executive acknowledges that Executive has read and understands this Agreement and has been afforded sufficient opportunity to review this Agreement with counsel of Executive’s choosing and is entering into this Agreement knowingly and voluntarily.

(l)  Continuing Obligations. Notwithstanding the termination of Executive’s employment hereunder for any reason or anything in this Agreement to the contrary, all post-employment rights and obligations of the parties, including but not limited to those set forth in Sections 5, 7, 8, and 9, and any provisions necessary to interpret or enforce those rights and obligations under any provision of this Agreement, will survive the termination or expiration of this Agreement and remain in full force and effect for the applicable periods.

(m)  Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(n)  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(o)  Notice. Any notice by any party to the other party must be delivered via overnight courier or mailed by registered or certified mail, postage prepaid, to the address specified below, or to any change of address indicated by either party upon receipt of written notice of same:

Curt Smith
At the address on file with the Company

High Wire Networks, Inc.

30 N. Lincoln

Batavia, Illinois 60510

Attn: Mark Porter

with a copy, which shall not constitute notice to:

ICE MILLER LLP

2300 Cabot Drive, Suite 455

Lisle, Illinois 60532

Attn: Maureen A. Maffei

Notice will be deemed received on the date of delivery if delivered via overnight courier or on the third business day following the day on which it was mailed, postage prepaid.

(p)  Permitted Reports and Disclosures. Notwithstanding anything in this Agreement to the contrary (including without limitation Sections 7(b), 7(g), and 10), Executive understands that: (i) Executive may report possible violations of federal, state or local law or regulation, including alleged criminal conduct or alleged unlawful employment practices, to any governmental agency or entity or to law enforcement, and may make other disclosures that are protected under federal, state and local law or regulation; (ii) Executive may participate in a proceeding with any federal, state or local government agency enforcing discrimination laws; (iii) Executive may make truthful statements and disclosures required by law, regulation, or legal process; and (iv) Executive may request and receive confidential legal advice. Executive also understands that nothing in this Agreement requires Executive to obtain prior authorization from the Company to make any such reports or disclosures to any governmental agency or entity or to notify the Company that Executive has made such reports or disclosures. Moreover, Executive understands that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either director or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without prior authorization of the Company, however, the Company does not authorize Executive to disclose to any third party (including any government official or any attorney Executive may retain) any communication and/or document that is covered by the Company’s attorney-client privilege.

(q)  This Agreement is contingent upon (i) successful verification, at the Company’s sole discretion, of Executive passing the Company’s standard criminal, education, drug and/or employment background checks of Executive (based on the Company’s existing policies and procedures), and (ii) verification of Executive’s right to work in the United States, as demonstrated by Executive’s completion of a Form I-9 upon hire and submission of acceptable documentation verifying identity and work authorization within three (3) days of the Start Date. In the event of a failure of any of the contingencies set forth in this paragraph the Company reserves the right to rescind this Agreement, upon which time it shall be null and void, provided that, Executive shall be paid any accrued and unpaid Base Salary.

(r)  Executive represents that Executive is able to accept this job and carry out the work that it would involve without breaching any legal restrictions on Executive’s activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. Executive also represents that Executive will inform the Company about any such potential restrictions and provide the Company with as much information about them as possible, including any agreements between Executive and Executive’s current or former employer describing such restrictions on Executive’s activities. Executive further represents that Executive will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, from Executive’s current or former employer and provide them to the Company without written authorization from such current or former employer, nor will Executive use or disclose any such confidential information during the course and scope of Executive’s employment with the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE:

/s/ Curt Smith
Curt Smith

High Wire Networks, Inc.

By:	/s/ Mark W. Porter
Name:	Mark W. Porter
Title:	Chief Executive Officer

EXHIBIT A

CONFIDENTIAL GENERAL RELEASE

In consideration of the payments and other benefits set forth in Section 5 of the Employment Agreement dated as of _________, 2023 (hereinafter the “Agreement”) made and entered into by and between Curt Smith (hereinafter the “Executive”) and High Wire Networks, Inc., a Nevada corporation (hereinafter the “Employer”), Executive hereby executes this Confidential General Release (hereinafter the “Release”):

1.  Executive hereby affirms the applicability of post-employment obligations of the Agreement, including without limitation, the covenants and obligations contained in Section 7 of the Agreement.

2.  Executive hereby releases Employer, its past and present parents, subsidiaries, affiliates, predecessors, successors, assigns, related companies, entities or divisions, its or their past and present employee benefit plans, trustees, fiduciaries and administrators and any and all of its and their respective past and present officers, directors, partners, insurers, agents, representatives, attorneys and employees (all collectively included in the term the “Employer” for purposes of this release), from any and all claims, demands or causes of action which Executive, or Executive’s heirs, executors, administrators, agents, attorneys, representatives or assigns (all collectively included in the term “Executive” for purposes of this release), have, had or may have against Employer, based on any events or circumstances arising or occurring prior to and including the date of Executive’s execution of this Release to the fullest extent permitted by law, regardless of whether such claims are now known or are later discovered, including but not limited to any claims relating to Executive’s employment or termination of employment by Employer, any rights of continued employment, reinstatement or reemployment by Employer, and any costs or attorneys’ fees incurred by Executive (collectively, the “Released Claims”); provided, however, Executive is not waiving, releasing or giving up any rights Executive may have to workers’ compensation benefits, to vested benefits under any pension or savings plan, to payment of earned and accrued but unused vacation pay, to continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, to unemployment insurance, to any vested Equity Awards, to any vested awards or benefits under or any Benefit Plan, to indemnification (x) provided by High Wire Networks, Inc., a Nevada corporation, pursuant to the Nevada Corporations Act, or to enforce the terms of the Agreement, or any other right which cannot be waived as a matter of law. In the event any claim or suit is filed on Executive’s behalf with respect to a Released Claim, Executive waives any and all rights to receive monetary damages or injunctive relief in favor of Executive from or against the Company.

3.  Executive agrees and acknowledges: that this Release is intended to be a general release that extinguishes all Released Claims by Executive against Employer; that Executive is waiving any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Rehabilitation Act, the Wisconsin Fair Employment Law, and all other federal, state and local statutes, ordinances and common law related to the employment relationship between the parties, including but not limited to any and all claims alleging personal injury, emotional distress or other torts, to the fullest extent permitted by law; that Executive is waiving all Released Claims against Employer, known or unknown, arising or occurring prior to and including the date of Executive’s execution of this Release; that the consideration that Executive will receive in exchange for Executive’s waiver of the Released Claims exceeds anything of value to which Executive is already entitled; that Executive has entered into this Release knowingly and voluntarily with full understanding of its terms and after having had the opportunity to seek and receive advice from counsel of Executive’s choosing; and that Executive has had a reasonable period of time within which to consider this Release. Executive represents that Executive has not assigned any claim against Employer to any person or entity. Executive acknowledges that Executive has no right to any future employment with Employer, that Executive has received all compensation, benefits, remuneration, accruals, contributions, reimbursements, bonuses, vacation pay, and other payments, leave and time off due; and that Executive has not suffered any injury that resulted, in whole or in part, from Executive’s work at Employer that would entitle Executive to payments or benefits under any state worker’s compensation law and the termination of Executive’s employment by Employer is not related to any such injury.

Ex A-1

4.  Executive represents and warrants that Executive has not engaged in any unlawful or fraudulent conduct in connection with Executive’s employment or duties with Employer; that Executive is not aware of Employer’s violation of any applicable law, rule, regulation and/or binding legal guidance; and that Executive is not aware of Employer’s material non-compliance with any applicable accounting or professional responsibility rule, practice and/or principle.

5.  Executive agrees to keep the terms of this Release confidential and not to disclose the terms of this Release to anyone except to Executive’s spouse, attorneys, tax consultants or as otherwise required by law, and agrees to take all steps necessary to assure confidentiality by those recipients of this information. Nothing contained in this Agreement shall be interpreted or construed as requiring non-disclosure with respect to factual information relating to any allegations of sexual harassment or sexual abuse.

6.  Executive understands that nothing contained in this Agreement limits: (a) Executive’s ability to file a charge or complaint with or make reports regarding alleged criminal conduct or unlawful employment practices to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, law enforcement, or any other federal, state or local governmental agency or commission (“Government Agencies”); (b) Executive’s right to disclose information about or testify regarding alleged criminal conduct or unlawful acts in the workplace, including but not limited to discrimination, harassment, retaliation or any other unlawful or potentially unlawful conduct; or (c) Executive’s ability to file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Executive is entitled; (d) Executive’s ability to testify in an administrative, legislative or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices when Executive has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from a Government Agency or the legislature; (e) Executive’s ability to assist or communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer; (f) Executive’s right to request or receive confidential legal advice; or (g) Executive’s right to make truthful statements or disclosures regarding unlawful employment practices; provided, however, that Executive may not disclose Employer information that is protected by the attorney-client privilege, except as expressly authorized by law; however, Executive is waiving Executive’s right to receive an award for information provided to any Government Agencies.

Ex A-2

7.  This Agreement does not constitute and will not be construed as an admission by Employer that it has violated any law, interfered with any rights, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Executive, and Employer expressly denies that it has engaged in any such conduct.

8.  Executive hereby agrees and acknowledges that Executive has carefully read this Release, fully understands what this Release means, and is signing this Release knowingly and voluntarily, that no other promises or agreements have been made to Executive other than those set forth in the Agreement or this Release, and that Executive has not relied on any statement by anyone associated with Employer that is not contained in the Agreement or this Release in deciding to sign this Release.

9.  This Release will be governed by the laws of the State of Wisconsin and all disputes arising under this Release must be submitted to a court of competent jurisdiction for Janesville, Wisconsin. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

10.  Executive may accept this Release by delivering an executed copy of the Release to:

High Wire Networks, Inc.

30 N. Lincoln

Batavia, Illinois 60510

Attn: Mark Porter

with a copy, which shall not constitute notice to:

ICE MILLER LLP

2300 Cabot Drive, Suite 455

Lisle, Illinois 60532

Attn: Maureen A. Maffei

on or before _______________________ [at least twenty one (21) calendar days after Executive’s receipt of this Agreement].

Ex A-3

11.  Executive may revoke this Release within seven (7) days after it is executed by Executive by delivering a written notice of revocation to:

High Wire Networks, Inc.

30 N. Lincoln

Batavia, Illinois 60510

Attn: Mark Porter

no later than the close of business on the seventh (7th) calendar day after this Release was signed by Executive. This Release will not become effective or enforceable until the eighth (8th) calendar day after Executive signs it. If Executive revokes this Release, Employer shall have no obligation to provide the payments and other benefits set forth in Section 5 of the Agreement.

EXECUTIVE:

Name:	Curt Smith
Date:

Ex. A-4